Exhibit 99.1

Contacts:	Joseph D. Frehe
Chief Financial Officer
Alloy, Inc.
(212) 329-8347

For immediate release:

ALLOY REPORTS THIRD QUARTER FISCAL 2007 RESULTS

•	Announces Revised Fiscal 2007 and Fiscal 2008 Outlook

•	Intends to Repurchase Stock Under Existing Program

New York, NY – December 5, 2007 - Alloy, Inc. (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for the three and nine-month periods ended October 31, 2007.

Results for the Third Quarter Ended October 31, 2007

Revenue in the third quarter of fiscal 2007 increased $2.8 million, or 4%, to $66.5 million from $63.7 million in the third quarter of fiscal 2006.

Adjusted EBITDA, defined as operating income plus depreciation and amortization, special charges and non-cash stock-based compensation, for the third quarter of fiscal 2007 was $9.3 million, compared with $11.1 million for the same period of fiscal 2006, a decrease of $1.8 million. The decrease was primarily due to lower profitability in the Promotion segment and increased corporate costs.

Commenting on the third quarter financial results, Matt Diamond, Chairman and Chief Executive Officer stated, “We are pleased with our financial performance during our most important quarter, especially considering the ongoing integration of Channel One and some localized areas of weakness in the business. Looking ahead to fiscal 2008, we expect to begin recognizing the benefits of several internal initiatives throughout the business, along with a profitable contribution from Channel One.”

Free cash flow, defined by the Company as net income (loss) before extraordinary items plus depreciation and amortization, special charges, stock-based compensation, debt conversion expense and amortization of deferred financing costs less capital expenditures, in the third quarter of fiscal 2007 decreased approximately $1.7 million to $8.1 million, or $0.59 per diluted share, compared with $9.8 million, or $0.77 per diluted share, in the third quarter of fiscal 2006. Capital expenditures for the third quarter of fiscal 2007 increased $0.3 million, to $1.1 million from $0.8 million in the third quarter of fiscal 2006, primarily due to capital upgrades to Channel One’s infrastructure.

Operating income decreased approximately $2.4 million to $7.0 million in the third quarter of fiscal 2007, from $9.4 million in the third quarter of fiscal 2006, primarily due to lower profitability in the Promotion and Media segments and increases in corporate costs, depreciation, amortization, and stock-based compensation.

In the third quarter of fiscal 2006, the Company recorded a $15.8 million expense related to the conversion of $56.6 million of our convertible debentures. There was no debt conversion expense recorded in the third quarter of fiscal 2007.

Interest expense decreased $0.7 million, from the third quarter of fiscal 2006 due to the conversion of our convertible debentures to common stock during fiscal 2006. Income tax expense increased slightly from the amount expensed in the third quarter of fiscal 2006.

During the third quarter of fiscal 2007, the Company recorded an extraordinary gain of $5.5 million related to its acquisition of the operating assets of Channel One, as a result of actual acquisition costs being lower than initially estimated.

Net income increased $19.5 million to $12.4 million, or $0.90 per diluted share for the third quarter of fiscal 2007 from a net loss of $7.1 million, or $(0.55) per basic share for the third quarter of fiscal 2006, primarily due to the extraordinary gain recorded during the quarter and the absence of debt conversion expense.

Fiscal 2007 and 2008 Outlook

The Company expects Adjusted EBITDA for its full fiscal year ending January 31, 2008 (“fiscal 2007”) to be approximately $9.0 million to $11.0 million primarily due to the impact of lower than expected revenue in our Promotion and Media segments.

The Company recognized an extraordinary gain of $5.5 million directly related to the Channel One acquisition, which increased net income during the third quarter of fiscal 2007. This gain is based on acquisition costs that were lower than the initial estimate.

During fiscal 2007, we expect to spend approximately $14.6 million on capital improvements Company-wide including approximately $9.9 million for Channel One.

Looking ahead to the fiscal year ending January 31, 2009 (“fiscal 2008”), the Company is projecting revenue to be approximately $225.0 million to $240.0 million and Adjusted EBITDA to be approximately $20.0 million to $24.0 million. The projection is based on a full year of results from Frontline, a successful transition of the Channel One business, and improved sales efforts in our Promotion and Media segments.

Stock Repurchase Program

The Company announced that intends to repurchase its shares from time to time in the open market at prevailing market prices or in privately negotiated transactions depending on market conditions. These shares will be repurchased under the Company’s previously established $10.0 million share repurchase program, of which approximately $6.9 million remains available.

“Given current market conditions and our expectation of meaningful year-over-year Adjusted EBITDA improvement, we have decided to approve a share repurchase under our existing plan” commented Matt Diamond.

Results for the Nine Months Ended October 31, 2007

Revenue for the nine-month period ended October 31, 2007 was $156.0 million compared with $155.2 million in the nine-month period ended October 31, 2006, an increase of $0.8 million.

Adjusted EBITDA for the nine-month period ended October 31, 2007 decreased $5.9 million, or 37%, to $10.1 million from $16.0 million in the comparable period of fiscal 2006. The decrease was primarily due to lower profitability in the Media segment due to Channel One, increased spending to upgrade our interactive properties, lower profitability in our display board business and one-time expenses in our Corporate segment.

Free cash flow in the nine-month period ended October 31, 2007 was approximately $1.9 million, or $0.14 per diluted share, compared with $12.8 million, or $1.06 per diluted share in the nine-month period ended October 31, 2006. Capital expenditures for the nine-month period ended October 31, 2007 increased $6.7 million, to $8.2 million from $1.5 million in the comparable period of fiscal 2006, primarily due to upgrades of Channel One’s infrastructure.

Operating income decreased approximately $7.6 million to $3.7 million in the first nine months of fiscal 2007 from $11.3 million in the first nine months of fiscal 2006, primarily due to lower profitability in the Media and Corporate segments.

Debt conversion expense was $15.8 million in the first nine months of fiscal 2006. There was no debt conversion expense recorded in the first nine months of fiscal 2007.

Interest expense decreased $2.8 million from the first nine months of fiscal 2006 due to the conversion of our convertible debentures to common stock in fiscal 2006. Income tax expense increased approximately $0.3, to $0.8 million, from $0.5 million, the amount expensed in the first nine months of fiscal 2006.

Net income increased $15.7 million, to $9.2 million, or $0.67 per diluted share, for the nine month period of fiscal 2007, from a net loss of $6.6 million, or $(0.54) per basic share in the nine month period of fiscal 2006, primarily due to the extraordinary gain recorded during the third quarter and the absence of debt conversion expense.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended October 31, 2007 and 2006:

	Three Months Ended October 31,		Change
(In thousands)	2007	2006	$	%
Revenue
Promotion	$25,928	$31,893	$(5,965)	(19)%
Media	21,652	14,754	6,898	47
Placement	18,938	17,032	1,906	11

Total Revenue	$66,518	$63,679	$2,839	5%

Adjusted EBITDA
Promotion	$4,565	$5,485	$(920)	(17)%
Media	4,354	4,526	(172)	(4)
Placement	2,736	2,801	(65)	(2)
Corporate	(2,321)	(1,738)	(583)	(34)

Total Adjusted EBITDA	$9,334	$11,074	$(1,740)	(16)%

Operating Income (Loss)
Promotion	$4,185	$5,147	$(962)	(19)%
Media	2,986	3,809	(823)	(22)
Placement	2,687	2,747	(60)	(2)
Corporate	(2,820)	(2,247)	(573)	(26)

Total Operating Income	$7,038	$9,456	$(2,418)	(26)%

Promotion revenue decreased 19%, to $26.0 million, for the third quarter of fiscal 2007 from $31.9 million in the prior year’s third fiscal quarter primarily due to decreases in promotions and sampling revenues. Adjusted EBITDA decreased 17% primarily due to lower profitability in the promotions and sampling businesses. Operating income decreased $1.0 million to $4.2 million from $5.2 million primarily due to lower Adjusted EBITDA.

Media revenue increased 47%, to $21.7 million, for the third quarter of fiscal 2007 from $14.8 million in the prior year’s third fiscal quarter primarily due to the revenue contributions of Channel One and Frontline and an increase in entertainment revenue, partially offset by a decrease in the Company’s display board business. Adjusted EBITDA decreased 4% primarily due to increased spending to upgrade our interactive properties and lower profitability in the display board business, partially offset by the profitability of Frontline. Operating income decreased $0.8 million to $3.0 million from $3.8 million due to lower Adjusted EBITDA and increased depreciation and amortization and stock-based compensation.

Placement revenue increased 11%, to $18.9 million, for the third quarter of fiscal 2007 from $17.0 million in the prior year’s third fiscal quarter primarily due to increased broadcast and multicultural and military newspaper revenues offset by decreases in college newspaper revenue. Adjusted EBITDA decreased 2% primarily due to lower profitability of the college newspaper business. Operating income decreased $0.1 million to $2.7 million from $2.8 million due to lower Adjusted EBITDA.

Corporate Adjusted EBITDA decreased 34% to $(2.3) million for the third quarter of fiscal 2007 from $(1.7) million in the prior year’s third fiscal quarter, primarily due to increased medical benefit costs. Operating loss increased 26%, primarily as a result of lower Adjusted EBITDA.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the nine-month periods ended October 31, 2007 and 2006:

	Nine Months Ended October 31,		Change
(In thousands)	2007	2006	$	%
Revenue
Promotion	$67,718	$78,719	$(11,001)	(14)%
Media	46,081	35,523	10,558	30
Placement	42,172	41,005	1,167	3

Total Revenue	$155,971	$155,247	$724	1%

Adjusted EBITDA
Promotion	$9,339	$9,475	$(136)	(1)%
Media	3,054	7,703	(4,649)	(60)
Placement	5,094	4,898	196	4
Corporate	(7,377)	(6,095)	(1,282)	(21)

Total Adjusted EBITDA	$10,110	$15, 981	$(5,871)	(36)%

Operating Income (Loss)
Promotion	$8,179	$8,541	$(362)	(4)%
Media	(457)	5,630	(6,087)	nm
Placement	4,951	4,781	170	4
Corporate	(8,962)	(7,618)	(1,344)	(18)

Total Operating Income	$3,711	$11,334	$(7,623)	nm %

nm – Not meaningful

Promotion revenue decreased 14%, to $67.7 million, for the nine-month period ended October 31, 2007 from $78.7 million for the comparable nine-month period ended October 31, 2006. The decrease was primarily due to fewer promotional events, lower sponsorship sales and lower sampling revenues partially offset by increased on campus marketing sales. Adjusted EBITDA decreased 1%, primarily due to lower profitability for promotional events offset by the profitability of on campus marketing. Operating income decreased $0.3 million, to $8.2 million, from $8.5 million, due to lower Adjusted EBITDA and increased depreciation and amortization and stock-based compensation.

Media revenue increased 30%, to $46.1 million, for the nine-month period ended October 31, 2007 from $35.5 million for the comparable nine-month period ended October 31, 2006. The increase was primarily due to the contribution of Channel One and Frontline and increased revenue in the entertainment business, partially offset by lower display board revenue. Adjusted EBITDA decreased 60% primarily due to the loss at Channel One, increased spending to upgrade our interactive properties and lower profitability in the display board business, partially offset by the increased profitability of the entertainment business. Operating income decreased $6.1 million to an operating loss of $0.5 million from operating income of $5.6 million due to lower Adjusted EBITDA and increases in depreciation and amortization and stock-based compensation.

Placement revenue increased 3%, to $42.2 million, for the nine-month period ended October 31, 2007 from $41.0 million for the comparable nine-month period ended October 31, 2006. The increase was primarily due to increases in general and military newspaper revenue, partially offset by lower college newspaper and broadcast revenue. Adjusted EBITDA increased 4% primarily due to higher profitability in the general and military newspaper businesses partially offset by the lower profitability of the college and broadcast businesses. Operating income increased $0.2 million to $4.9 million from $4.7 million due to higher Adjusted EBITDA.

Corporate Adjusted EBITDA was $(7.4) million in the nine-month period ended October 31, 2007 compared to $(6.1) million in the nine-month period ended October 31, 2006. The decrease in Adjusted EBITDA is principally due to increased medical benefit costs, rent charges and accounting fees. Operating loss increased 18% principally as a result of lower Adjusted EBITDA and an increase in stock-based compensation.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2007 and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; In millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three and nine-month periods ended October 31, 2007 and 2006. The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statements of Operations: extraordinary gain, income taxes, interest income, interest expense, debt conversion expense, depreciation and amortization, special charges, and stock-based compensation.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and this measure is among the primary measure used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net income (loss) to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Net Income (Loss)	$12.4	$(7.1)	$9.2	$(6.6)
Plus (Minus):
Extraordinary gain	(5.5)	—	(5.5)	—
Income taxes	0.4	0.4	0.8	0.5
Interest income	(0.3)	(0.5)	(0.9)	(1.3)
Interest expense	—	0.8	0.1	2.9
Debt conversion expense	—	15.8	—	15.8

Operating Income	$7.0	$9.4	$3.7	$11.3
Plus
Depreciation and amortization	1.4	0.8	3.7	2.5
Special charges	—	—	—	0.1
Stock-based compensation	0.9	0.9	2.7	2.1

Adjusted EBITDA	$9.3	$11.1	$10.1	$16.0

	Three Months Ended October 31, 2007
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$4.2	$(0.2)	$(0.2)	—	$4.6
Media	2.9	(1.0)	(0.4)	—	4.3
Placement	2.7	—	—	—	2.7
Corporate	(2.8)	(0.2)	(0.3)	—	(2.3)

Total	$7.0	$(1.4)	$(0.9)	—	$9.3

	Three Months Ended October 31, 2006
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$5.1	$(0.2)	$(0.2)	—	$5.5
Media	3.8	(0.4)	(0.3)	—	4.5
Placement	2.7	—	—	—	2.8
Corporate	(2.2)	(0.2)	(0.4)	—	(1.7)

Total	$9.4	$(0.8)	$(0.9)	—	$11.1

	Nine Months Ended October 31, 2007
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$8.2	$(0.7)	$(0.5)	—	$9.3
Media	(0.5)	(2.4)	(1.1)	—	3.1
Placement	5.0	—	(0.1)	—	5.1
Corporate	(9.0)	(0.6)	(1.0)	—	(7.4)

Total	$3.7	$(3.7)	$(2.7)	—	$10.1

	Nine Months Ended October 31, 2006
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$8.5	$(0.6)	$(0.4)	$—	$9.5
Media	5.6	(1.3)	(0.8)	—	7.7
Placement	4.8	—	(0.1)	—	4.9
Corporate	(7.6)	(0.6)	(0.8)	(0.1)	(6.1)

Total	$11.3	$(2.5)	$(2.1)	$(0.1)	$16.0

B. Free Cash Flow

Free cash flow is defined by the Company as net income (loss) before extraordinary items plus depreciation and amortization, special charges, stock-based compensation, debt conversion expense and amortization of deferred financing costs less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

(In millions, except per share amounts)	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Net cash (used in) provided by operating activities	$(2.0)	$1.4	$2.5	$13.4
Plus (Minus):
Changes in operating assets and liabilities	11.2	9.2	7.6	0.8
Spinoff costs included in Special Charges	—	—	—	0.1
Capital expenditures	(1.1)	(0.8)	(8.2)	(1.5)

Free Cash Flow	$8.1	$9.8	$1.9	$12.8

Weighted Average Shares Outstanding—Diluted	13.7	12.7	13.7	12.1

Free Cash Flow per Diluted Share	$0.59	$0.77	$0.14	$1.06

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	October 31, 2007	January 31, 2007
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$12,244	$6,366
Marketable securities	13,525	21,145
Accounts receivable, net of allowance for doubtful accounts of $1,948 and $2,680, respectively	50,377	29,534
Inventory	3,444	3,225
Other current assets	4,859	4,862

Total current assets	84,449	65,132
Fixed assets, net	12,811	4,403
Goodwill	121,150	119,218
Intangible assets, net	7,860	7,424
Other assets	452	389

Total assets	$226,722	$196,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,210	$7,246
Deferred revenue	11,683	10,542
Bank loan payable	4,000	0
Accrued expenses and other current liabilities	17,077	13,887

Total current liabilities	46,970	31,675
Senior convertible debentures	1,397	1,397
Other long-term liabilities	2,222	823

Total liabilities	50,589	33,895

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding, 15,244 and 14,698, respectively	152	147
Additional paid-in capital	444,278	438,428
Accumulated deficit	(253,538)	(261,692)

	190,892	176,883
Less treasury stock, at cost: 1,200 and 1,151 shares, respectively	(14,759)	(14,212)

Total stockholders’ equity	176,133	162,671

Total liabilities and stockholders’ equity	$226,722	$196,566

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue	$66,518	$63,679	$155,971	$155,247

Expenses:
Operating	53,636	49,600	135,319	129,847
General and administrative	4,435	3,852	13,178	11,470
Depreciation and amortization	1,409	771	3,763	2,469
Special charges	—	—	—	127

Total expenses	59,480	54,223	152,260	143,913

Operating income	7,038	9,456	3,711	11,334

Interest expense	(24)	(751)	(64)	(2,874)
Debt conversion expense	—	(15,835)	—	(15,835)
Interest income and other income	282	446	831	1,276

Income (loss) before income taxes	7,296	(6,684)	4,478	(6,099)

Income taxes	(408)	(375)	(810)	(475)

Income (loss) before extraordinary item	6,888	(7,059)	3,668	(6,574)
Extraordinary gain	5,500	—	5,500	—

Net income (loss)	$12,388	$(7,059)	$9,168	$(6,574)

Basic net earnings (loss) per share:
Income (loss) before extraordinary item	$0.51	$(0.55)	$0.27	$(0.54)
Extraordinary gain	0.40	0.00	0.41	0.00

Basic net earnings (loss) per share	$0.91	$(0.55)	$0.68	$(0.54)

Diluted net earnings (loss) per share:
Income (loss) before extraordinary item	$0.50	$(0.55)	$0.27	$(0.54)
Extraordinary gain	0.40	0.00	0.40	0.00

Diluted net earnings (loss) per share	$0.90	$(0.55)	$0.67	$(0.54)

Weighted average shares outstanding:
Basic	13,568	12,731	13,419	12,079

Diluted	13,750	12,731	13,654	12,079

ALLOY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Nine Months Ended October 31,
	2007	2006
	(Unaudited)
Net income (loss)	$9,168	$(6,574)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Extraordinary gain	(5,500)	—
Depreciation and amortization of fixed assets	2,449	1,532
Amortization of debt issuance costs and other	—	1,280
Amortization of intangible assets	1,314	939
Compensation charge for restricted stock and issuance of options	2,636	2,052
Debt conversion payments	—	14,896
Changes in operating assets and liabilities:
Accounts receivable, net	(14,776)	(4,386)
Other assets	714	732
Accounts payable, accrued expenses, and other	6,504	2,954

Net cash provided by operating activities	2,509	13,425

Cash Flows from Investing Activities
Capital expenditures	(8,166)	(1,467)
Acquisition of companies, net of cash acquired	1,302	(1,055)
Purchases of marketable securities	(8,595)	(21,080)
Proceeds from the sales and maturity of marketable securities	16,215	1,200
Purchase of domain name / mailing list / marketing rights	(1,460)	(106)

Net cash used in investing activities	(704)	(22,508)

Cash Flows from Financing Activities
Cash payment to dELiA*s pursuant to spinoff	—	(8,155)
Cash payments for debt conversion expense	—	(14,896)
Proceeds from line of credit	4,000	—
Issuance of common stock	620	843
Repurchase of common stock	(547)	(47)

Net cash provided by (used in) financing activities	4,073	(22,255)

Net change in cash and cash equivalents	5,878	(31,338)

Cash and cash equivalents:
Beginning of period	6,366	39,631

End of period	$12,244	$8,293